UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Exchange Act of 1934 (Amendment No.  )
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Furniture Brands International, Inc.

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The Company began using the following presentation beginning on April 10, 2008.

2 Important Additional Information In connection with the 2008 Annual Meeting of Stockholders, the Company has filed a proxy statement regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission and, on March 31, 2008, began mailing the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents relating to the 2008 Annual Meeting can be obtained free of charge from the SEC's website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company's website at www.furniturebrands.com under the "Investor Info" tab, or upon written request to Furniture Brands International, Inc., 101 South Hanley Road, Suite 1900, St. Louis, MO 63105, Attention: Corporate Secretary. In addition, copies of the Proxy Statement maybe requested by contacting the Company's proxy solicitor, Morrow & Co., by telephone toll free at 800-607-0088. The Company and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting. Information regarding the interests of the directors, director nominees and executive officers of the Company in the solicitation is more specifically set forth in the definitive proxy statement that was filed by the Company with the SEC and which is available free of charge from the SEC and the Company, as indicated above. Cautionary Statement Regarding Forward-Looking Statements Matters discussed in this presentation and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our strategic plan, goals and objectives. These statements are often identified by the words "will," "believe," "positioned," "estimate," "project," "target," "continue," "intend," "expect," "future," "anticipates," and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, our quarterly reports on Form 10-Q, elsewhere in this presentation, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this presentation or other disclosures are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

3 Company Overview Strategic Plan - Drive Shareholder Value Sun Proxy Fight Conclusion agenda

4 Who We Are Second-largest U.S. home furnishings manufacturer 2007 net sales of $2.1 billion Headquartered in St. Louis Approximately 12,000 employees 21 manufacturing sites

5 Who We Are Own industry's top portfolio of brands:

6 Case Goods Upholstered All Other Metal and Others US Residential Furniture Sales by Segment (2004) 0.47 0.49 0.04 4.6 Case Goods 47% Upholstered 49% FBN Product Mix Case Goods Upholstered Beddings Metal and Others US Residential Furniture Sales by Segment (2004) 21.07 14.29 5.9 4.6 Beddings 13% Metals & Others 10% Case Goods 46% Upholstered 31% Total Industry Product Mix All Others 4% Source: US Census, Residential Furniture Industry Overview, Furniture Today, Bureau of Economic Analysis We Are Well-Positioned In a Large Industry ... $87 billion 2007 estimate $2.1 billion 2007 actual

7 .... With Leading Market Share 2007 Top Five Industry Market Share Ashley Furniture Private Furniture Brands NYSE: FBN La-Z-Boy NYSE: LZB Klaussner Private Ethan Allen NYSE: ETH

8 Company Overview Strategic Plan - Drive Shareholder Value Sun Proxy Fight Conclusion agenda

Changing Industry Demands a New Strategy Manufacturing Non-U.S. U.S. Retail Design/ Sourcing Retail Stores Marketing/ Distribution DTC Traditional Furniture Retailers Samson Regional Furniture Retailers Kasen Furniture Brands Ethan Allen La-Z-Boy Ashley Sauder Dorel Pier 1 Imports Pottery Barn Wal-Mart Rooms to Go

10 FBN's Strategic Plan Meets the Challenges Grow and Develop Our People High-performance organization | Great place to work Build Our Brand Power Brand/ marketing focus Product innovation Win With Customers Excel as a retailer Leverage designer group Deliver Operational Excellence Best low-cost producer Optimized cost structure Create Our Future Grow our business | Make our numbers | Beat our competitors

11 Measuring Our Progress - 2007 Achievements Recapitalized company, loosened financial covenants Reduced inventories by $100 million to $407 million Closed 18 unprofitable retail stores Closed eight manufacturing facilities and warehouses Held first all-brands sales meeting, launched WOW Strategy Created database of Top 20 market share opportunities in key MSA's Trained sales force in ASMP fundamentals Launched "Value Bundle" to drive benefit-based selling Implemented company-wide plans to align performance with rewards Laid the foundation for a transition to an operating company model Paid down $30 million in debt Ended year with most cash and least debt since 1993

12 Measuring Our Progress - 2008 Achievements to Date Sold HBF for $75 million Reduced dividends by $23 million annually Paid down $45 million in debt Current debt is $235 million, cash on hand is $170 million+ Acquired 11 Thomasville stores for minimal investment Created Designer Brands Group to address needs of high-end market Brought Thomasville and Drexel Heritage under common leadership Launched FBN Asia to improve margins, delivery, and quality Implemented shared services projects for payroll & HRIS, IT, travel

13 Measuring Our Progress - 2008 Goals to be Done Developing consumer-driven brand marketing function, based in St. Louis Consolidating North Carolina showrooms and offices Introducing new products at High Point Markets with enhanced gross profit Realigning compensation for field sales force Creating national key account teams Improving training and regional management for company-owned stores Continuing to reduce inventory, will close additional warehouses

14 Measuring Our Progress - 2009 Goals Complete the transition to a branded consumer products company All new products will be the result of consumer research and testing Enhance brand support effectiveness Product line to take full advantage of the best domestic and Asian manufacturing options Profitably grow top-line sales through better products, better pricing through the right retail channels Increase profitability through lower costs, larger retail presence Continue 2008's trend of improved earnings per share performance

The Right Executive Leadership Team is in Place Ralph Scozzafava, CEO Wrigley, Campbell Soup Steve Rolls, CFO Convergys, B.F. Goodrich Alex Hodges, CMO Russell, Kodak, Smithkline Beechum Jon Botsford, General Counsel Steelcase Beth Sweetman, SVP-Human Resources Monsanto Rick Isaak, CAO Panera Bread, Ernst & Young Dan Stone, VP - Strategy and Business Development P&G Mike McBreen, VP - Supply Chain Nike Jeff Cook, Broyhill President Magnussen Skipper Holliman, Lane President Lane Ed Teplitz, Thomasville President Ethan Allen Dan Bradley, Designer Brands Group President Baker, Henredon 15 = New to Company since 1-1-07

Committed and Engaged Board Board and management team committed to enhancing shareholder value Board independently minded, highly qualified with broad industry experience Board actively engaged with management in shaping the strategic direction of the company Board committed to good corporate governance Board has been thoroughly engaged in evaluating all indications of interest received Board has already engaged an independent search firm to identify qualified candidates for the Board 16

17 Our Board - Diverse Backgrounds and Proven Leadership Katherine Button Bell Vice President and Chief Marketing Officer of Emerson Electric Mickey Holliman, Chairman of the Board Former CEO and President of Furniture Brands John Jordan Previously Vice Chairman of Price Waterhouse Formerly World Leader of Audit and Business Advisory services for Price Waterhouse Richard Loynd Former CEO and Chairman of Furniture Brands Bobby Martin Previously President and CEO of Wal-Mart International Formerly CIO of Wal-Mart Stores Aubrey Patterson Chairman and CEO of BancorpSouth Ralph Scozzafava, Vice Chairman and CEO Vice President of worldwide commercial operations at Wrigley Vice President and Managing Director for Wrigley N.A./Pacific Region Albert Suter Senior Advisor of Emerson Electric Previously Vice Chairman and COO of Emerson Electric

Strategic Plan Drives Our Financial Timeline 2007 - Generate cash and build financial stability Restructured lending facility for maximum flexibility Most cash and least debt since 1993 recapitalization 2008 - Improve profitability Implement shared services organization Launch FBN Asia 2009 - Increase profitable sales Use better research to launch more successful products Drive the right product through the right channel Increase company-owned retail presence

19 Company Overview Strategic Plan - Drive Shareholder Value Sun Proxy Fight Conclusion agenda

20 Background

21 FBN Board Closely Involved in Recent Events Board has acted in accordance with its fiduciary duties in reviewing indications of interest Multiple meetings with advisors and management on Sun indications Consideration of indications of interest against strategic plan and other alternatives Careful evaluation of all facts and information applicable to recent indications Board takes and will continue to take its fiduciary responsibility very seriously Despite Sun assertions, board and management have represented recent events accurately

22 What Are Sun's Objectives? Capture value that belongs to shareholders $13-$15 is not a "substantial premium" Access to proprietary records for due diligence Sun has significant ownership positions in several furniture manufacturers and retailers that compete directly with Furniture Brands and creating access could impair our competitive position Obtaining board seats for their own benefit in attempt to acquire the company at a value that is not in the best interest of all our shareholders Sun's nominees less likely to fight for value if Sun ultimately does submit a proposal Sun Capital agenda does not meet all shareholder needs

23 We Are On the Right Path We have the right management team in place Our strategic plan is working and is delivering long-term value to shareholders We agree we should add to our board - just not Sun's selected designees We will choose the right nominees to help compliment our strategic objectives Our current board is best positioned to deliver and protect value and act in the interests of all shareholders

24 Company Overview Strategic Plan - Drive Shareholder Value Sun Proxy Fight Conclusion agenda

25 Conclusion Our board has been actively engaged and is in full support of our strategic plan The board's current directors are best suited to deliver long-term shareholder value Our board has and will continue to take its fiduciary obligations seriously Sun Capital has a self-serving agenda in conflict with the interests of all shareholders